UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              Tutogen Medical Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)


                           --------------------------
                                 (CUSIP Number)

                                  July 1, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP Number
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1     Name of Reporting Person

      Karl H. Meister
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2     Check the Appropriate Box if a Member Of A Group
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC Use Only


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4     Citizenship or Place of Organization

      USA
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                  5     Sole Voting Power

                        966,769
                  --------------------------------------------------------------
 Number of        6     Shared Voting Power
 Shares
 Beneficially           0
 Owned by         --------------------------------------------------------------
 Each             7     Sole Dispositive Power
 Reporting
 Person With:           966,769
                  --------------------------------------------------------------
                  8     Shared Dispositive Power

                        0
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      966,769
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10    Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares |_|


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11    Percent of Class Represented by Amount in Row (9)


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12    Type of Reporting Person (See Instructions).

      IN
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

Item 1.

      (a) Name of Issuer: Tutogen Medical Inc.
      (b) Address of Issuer's Principal Executive Offices:
                  1719 Route 10, Suite 314
                  Parsippany, NJ 07054

Item 2.

      (a)   Name of Person Filing: Karl H. Meister
      (b)   Address of principal Business Office or, if none, Residence:
                  P.O. Box 601
                  New Vernon, NJ 07976
      (c)   Citizenship: USA
      (d)   Title of Class of Securities: Common Stock
      (e)   CUSIP Number:

ITEM 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), Check whether the person filing is a:

      (a)  |_|    Broker or dealer registered under Section 15 of the Act (15
                  U.S.C. 78o)
      (b)  |_|    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)
      (c)  |_|    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c)
      (d)  |_|    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8)
      (e)  |_|    An investment adviser registered in accordance with
                  ss.240.13d-1(b)(1)(ii)(E)
      (f)  |_|    An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F)
      (g)  |_|    Apparent holding company or control person in accordance with
                  ss.240.13d-1(b)(1)(ii)(G)
      (h)  |_|    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813)
      (i)  |_|    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3)

Item 4. Ownership.

Provided the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 966,769
      (b)   Percent of class: _______

      (c)   Number of shares as to which the person has:
            (i)   Sole power to vote or to direct the vote: 966,769
            (ii)  Shared power to vote or to direct the vote: 0
            (iii) Sole power to dispose or to direct the disposition of: 966,769
            (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of More than Five Percent on Behalf of Another Person.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8. Identification and Classification of Members of the Group.

            Not Applicable.

Item 9. Notice of Dissolution of Group.

            Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      August 9, 1999
                                                  ----------------------
                                                           Date


                                                   /s/ Karl H. Meister
                                                  ----------------------
                                                        Signature


                                                     Karl H. Meister
                                                  ----------------------
                                                        Name/Title